Exhibit 10.1

ASSISTANCE AGREEMENT

1. Award No.	2. Modification No.	3. Effective Date	4. CFDA No.

DE-NE0000583		04/01/2013	81.121

5. Awarded To	6. Sponsoring Office	7. Period of Performance

BABCOCK & WILCOX MPOWER, INC. Attn: Christofer M. Mowry BABCOCK & WILCOX MPOWER, INC. 11525 N. COMMUNITY HOUSE ROAD, SUITE 600 CHARLOTTE NC 282773613	Office of Nuclear Energy	04/01/2013 through 03/31/2018

8. Type of Agreement	9. Authority	10. Purchase Request or Funding Document No.

☐ Grant	31 U.S.C. 6304	13NE000212
☒ Cooperative Agreement	10 U.S.C. 2358
☐ Other

11. Remittance Address	12. Total Amount	13. Funds Obligated

BABCOCK & WILCOX MPOWER, INC. Attn: J. Darren Gale BABCOCK & WILCOX MPOWER, INC. 11525 N. COMMUNITY HOUSE ROAD, SUITE 600 CHARLOTTE NC 282773613	Govt. Share: $147,689,158.00 Cost Share: $618,149,748.00 Total: $765,838,906.00	This action: $78,797,665.00 Total: $78,797,665.00

14. Principal Investigator	15. Program Manager	16. Administrator

J. Darren Gale	Timothy E. Beville	Idaho Operations
	Phone:	U.S. Department of Energy
Idaho Operations
1955 Fremont Avenue
MS 1221
Idaho Falls ID 83415

17. Submit Payment Requests To	18. Paying Office	19. Submit Reports To

OR for Idaho	OR for Idaho	See Reporting Checklist
U.S. Department of Energy	U.S. Department of Energy
Oak Ridge Financial Service Center	Oak Ridge Financial Service Center
P.O. Box 4368	P.O. Box 4368
Oak Ridge TN 37831	Oak Ridge TN 37831

20. Accounting and Appropriation Data

See Schedule
21. Research Title and/or Description of Project

MPOWER AMERICA: DESIGN, LICENSE AND CERTIFICATION OF MPOWER SMALL MODULAR REACTOR

For the Recipient		For the United States of America
22. Signature of Person Authorized to Sign /s/ Christofer M. Mowry		25. Signature of Grants/Agreements Officer /s/ Jeffrey C. Fogg

23. Name and Title	24. Date Signed	26. Name of Officer	27. Date Signed

Christofer M. Mowry, President	4/12/2013	Jeffrey C. Fogg	4/12/2013

Working Copy

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE	OF
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NAME OF OFFEROR OR CONTRACTOR

BABCOCK & WILCOX MPOWER, INC.

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
DUNS Number: 078452395
Statement of Objectives

Through this cooperative agreement, the U.S. Department of Energy (DOE) Office of Nuclear Energy seeks to facilitate the development and deployment of United States-owned Small Modular Reactor (SMR) designs at domestic locations. The goal of the SMR Licensing Technical Support program is to promote the accelerated commercialization of SMR technologies that offer affordable, safe, secure, and robust sources of nuclear energy that can help meet the nation’s economic, energy security and climate change objectives. Program funding will be provided at a minimum of 50% industry cost-share to SMR vendor and utility partnerships and will be focused on first-of-a-kind engineering (FOAKE) costs associated with design certification and licensing efforts. The outcome of this cooperative agreement will be the certification and licensing of a small modular reactor design that can achieve a Commercial Operation Date on a domestic site by 2022, as well as a site specific license application for the construction of the SMR.

NOTE: COST SHARE AMOUNTS - The B&W mPower cost share must always be at least 50% of the total Government contribution.

The Project Narrative, submitted with the Recipient’s REVISED application dated February 8, 2013 as supplemented with additional detailed cost information provided up to the effective date of the award, is incorporated herein by reference as part of the Statement of Project Objectives.

Incorporated Attachments:
Attachment A - Federal Assistance Budget Information.
Attachment B - Federal Assistance Reporting Checklist and Instructions.
Attachment C - Special Terms and Conditions.
Attachment D - Intellectual Property Provision Continued…

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE	OF
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NAME OF OFFEROR OR CONTRACTOR

BABCOCK & WILCOX MPOWER, INC.

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
Attachment E - Statement of Substantial Involvement
Attachment F - Milestones
Attachment G - Point of Contact Sheet
Pre-Award Costs:
It is noted that pre-award cost have been approved and include cost incurred by the Recipient from 10/01/2012 through the effective award date of this cooperative agreement.
Special Protected Data Statutes:

This program is covered by a special protected data statute. The provisions of the statute provide for the protection from public disclosure, for a period of up to five (5) years from the development of the information, of data that would be trade secret, or commercial or financial information that is privileged or confidential, if the information had been obtained from a non-Federal party. Generally, the provision entitled, Rights in Data &#61485; Programs Covered Under Special Protected Data Statutes (10 CFR Part 600 Appendix A to Subpart D), would apply to an award made under this announcement. This provision will identify data or categories of data first produced in the performance of the award that will be made available to the public, notwithstanding the statutory authority to withhold data from public dissemination, and will also identify data that will be recognized by the parties as protected data.

ANTICIPATED FUNDING:

DOE acknowledges the funding opportunity announcement (FOA) specified that Federal funding up to $452M could be awarded to two Recipients. DOE has recently anticipated that the Federal funding for the cooperative agreement award being made under DE-FOA-0000371 may be $150M, and in any case the actual funding in all budget periods throughout the cooperative agreement will always be contingent upon the availability of funds. DOE acknowledges that the Recipients request via application dated May 21, 2012 requested the anticipated federal funding amount of $226M,

Continued…

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE	OF
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NAME OF OFFEROR OR CONTRACTOR

BABCOCK & WILCOX MPOWER, INC.

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

based on an anticipated award of $452M for two recipients. DOE also acknowledged that in its Revised Application, the Recipient has demonstrated that it projects a budget of $766 million in qualifying Project costs and can make use of additional DOE funds complying with both the cost-share requirements of industry funding at least 50 % of qualifying costs and the use of funds solely on qualifying costs. DOE will notify Recipient if additional funds become available for this award. It is understood that the Federal Government could determine the funds are no longer available for this cooperative agreement.

ASAP: NO: STD IMMEDIATE Extent Competed: COMPETED Davis-Bacon Act: NO PI: J. Darren Gale
	Working Copy				JULY 2004

U.S. Department of Energy

Federal Assistance Budget Information

1. Award Number	2. Awardee Name and Address
DE-NE0000583
Babcock & Wilcox mPower, Inc.
11525 N. Community House Road
3. Mod No.	Suite 600
000	Charlotte, NC 28277

4. Project Title mPower America: Design, License, & Certification of mPower Small Modular Reactor	5. Project Period 4/1/2013 - 3/31/2018

SECTION A - BUDGET SUMMARY
Budget Period	Start Date	End Date	Federal	Non-Federal	Total Approved Budget	Total Obligated Federal Funds
1	4/1/2013	3/31/2014	$99,289,158.00	$137,856,352.00	$237,145,510.00	$78,797,665.00
2	4/1/2014	3/31/2018	$48,400,000.00	$480,293,396.00	$528,693,396.00	$0.00
TOTALS			$147,689,158.00	$618,149,748.00	$765,838,906.00	$78,797,665.00
SECTION B - BUDGET CATEGORIES
7. Object Class Categories	Period 1	Period 2	Period 3	Period 4	Period 5	Total
a. Personnel	$55,576,668.00	$149,492,577.00				$205,069,245.00
b. Fringe Benefits	$0.00	$0.00				$0.00
c. Travel	$752,377.00	$2,788,396.00				$3,540,773.00
d. Equipment	$0.00	$0.00				$0.00
e. Supplies	$4,062,228.00	$5,586,206.00				$9,648,434.00
f. Contractual	$171,081,978.00	$308,353,619.00				$479,435,597.00
g. Construction	$0.00	$0.00				$0.00
h. Other (NRC Fees)	$5,672,259.00	$62,472,598.00				$68,144,857.00
i. Indirect	$0.00	$0.00				$0.00
TOTALS	$237,145,510.00	$528,693,396.00				$765,838,906.00
SECTION C - FFRDC FUNDING
	Period 1	Period 2	Period 3	Period 4	Period 5	Total
DOE Share	$99,289,158.00	$48,400,000.00				$147,689,158.00
Awardee Cost Share	$137,856,352.00	$480,293,396.00				$618,149,748.00
FFRDC	$1,710,842.00	$600,000.00				$2,310,842.00
TOTALS	$238,856,352.00	$529,293,396.00				$768,149,748.00

Note 1: All estimated future budget allocations are subject to availability of funds.

Note 2: If more than five budget periods exist, the budget details for Period 6 and beyond will be included in a separate attachment.

Note 3: FFRDC funding will be provided directly to the lab and will not be available to Awardee.

DOE F 4600.2

(2/11)

All Other Editions Are Obsolete

U.S. Department of Energy

FEDERAL ASSISTANCE REPORTING CHECKLIST

AND INSTRUCTIONS

1.	Identification Number: DE-NE0000583		2. Program/Project Title: mPower America: Design, License, & Certification of mPower Small Modular Reactor
3.	Recipient: Babcock & Wilcox mPower, Inc. 11525 N. Community House Road Suite 600 Charlotte, NC 28277
4.	Reporting Requirements:		Frequency	No. of Copies	Addresses
A.	MANAGEMENT REPORTING Progress Report Special Status Report		Y A	via Email via Email	A B C D A B C D
B. SCIENTIFIC/TECHNICAL REPORTING Reports/Products must be submitted with appropriate DOE F 241. The 241 forms are available at www.osti.gov/elink.)			N/A		A, B applies to any specified OSTI reports http://www.osti.gov/elink-2413
Report/Product Final Scientific/Technical Report Conference papers/proceedings* Software/Manual Other (see special instructions) * Scientific and technical conferences only		Form DOE F 241.3 DOE F 241.3 DOE F 241.4 DOE F 241.3			http://www.osti.gov/elink-2413
http://www.osti.gov/estsc/241-4pre.jsp

C.	FINANCIAL REPORTING SF-425, Federal Financial Report		Q F	via Email	A B C D
D. CLOSEOUT REPORTING Patent Certification Other			F F	via Email via Email	A B C D A B C D

E. OTHER REPORTING

Annual Indirect Cost Proposal (see notes below)

Audit of For-Profit Recipients (see notes below)

SF-428 Tangible Personal Property Report

Forms Family

Other

Final Project Closeout Report

			Y Y N/A F	via Email via Email via Email	A D A B C D A B C D A B C

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NOTES:

ANNUAL INDIRECT COST REPORTING:

Assumed annual cost escalations for composite labor (fully burdened rates, less fee) categories at 3.1% and an overhead rate of 122.9% (without escalation), in lieu of actual labor costs.

RECIPIENTS:

All references to “sub-recipients” are intended to refer to sub-awardee.

FREQUENCY CODES AND DUE DATES:

A - Within 5 calendar days after Awards or as specified

F - Final; 90 calendar days after expiration or termination of the award.

Y - Yearly; 90 days after the end of the reporting period.

S - Semiannually; within 30 days after end of reporting period.

Q - Quarterly; within 30 days after end of the reporting period.

5.	Special Instructions: See Section F. Special Instructions

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Federal Assistance Reporting Instructions (2/09)

A. MANAGEMENT REPORTING

Progress Report

The Progress Report must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	The DOE award number and name of the recipient.

2.	The project title and name of the project director/principal investigator.

3.	Date of report and period covered by the report.

4.	A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why the established goals were not met.

5.	A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

6.	Cost Status. Show approved budget by budget period and actual costs incurred. If cost sharing is required break out by DOE share, recipient share, and total costs.

7.	Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance. You may use your own project management system to provide this information.

8.	Any changes in approach or aims and reasons for change. Remember significant changes to the objectives and scope require prior approval by the contracting officer.

9.	Actual or anticipated problems or delays and actions taken or planned to resolve them.

10.	Any absence or changes of key personnel or changes in consortium/teaming arrangement.

11.	A description of any product produced or technology transfer activities accomplished during this reporting period, such as:

a.	Publications (list journal name, volume, issue); conference papers; or other public releases of results. Attach or send copies of public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page.

b.	Web site or other Internet sites that reflect the results of this project.

c.	Networks or collaborations fostered.

d.	Technologies/Techniques.

e.	Inventions/Patent Applications

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f.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project.

2.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

B. SCIENTIFIC/TECHNICAL REPORTS

Final Scientific/Technical Report (This section is not applicable to this award)

C. FINANCIAL REPORTING

Recipients must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions. A fillable version of the form is available at http://www.whitehouse.gov/omb/grants/grants forms.aspx.

D. CLOSEOUT REPORTS

Final Invention and Patent Report

The recipient must provide a DOE Form 2050.11, “PATENT CERTIFICATION.” This form is available at http://www.directives.doe.gov/pdfs/forms/2050-11.pdf and http://management.energy.gov/business doe/business forms.htm.

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E. OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs.

Cognizant Agency. The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs. If the DOE awarding office is the cognizant agency, submit the annual indirect cost proposal to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Audit of For-Profit Recipients

As required by 10 CFR 600.316, as supplemented by For-Profit Audit Guidance Parts I through IV, audits must be performed of For-Profit Recipients of financial assistance awards (prime awards) and sub-awards.

For-Profit Audit Guidance Parts I through IV to assist for-profit recipients in complying with the audit requirements of 10 CFR 600.316 are posted on the Financial Assistance Forms page of the MA home page under the ‘Coverage of Independent Audits’ subheading,

http://management.energy.gov/business doe/business forms.htm.

SF-428 Tangible Personal Property Report Forms Family

Requirement. The SF-428 is a forms family consisting of 5 forms: the SF-428, SF-428-A, SF-428-B, SF-428-C and SF-428S. The SF-428 is the cover page and the submitter attaches the appropriate form or forms as listed on the SF-428. The SF-428-A is the Annual report, the SF-428-B is the Final Award Closeout Report, the SF-428-C is the Disposition Report/Request, and the SF-428S is the supplemental form for the SF-428-A, SF-428-B, and SF-428-C.

If at any time during the award the recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to the DOE Administrator using the SF-428 and SF-428-A forms at the address listed in Block 16 of the Assistance Agreement Cover Page no later than October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th. The SF-428 and SF-428-B reports are required during closeout.

Content of Inventory. As required on the SF-428-A form, the inventory must include a description of the property, tag number, acquisition date, and acquisition cost, if purchased with project funds. The location of property should be listed under the Comments section. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

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F. SPECIAL INSTRUCTIONS

Your performance in providing on-time report deliverables will be monitored by Procurement Services Division (PSD), Idaho Operations Office, Department of Energy. Reports not received by the specified due date are late. Overdue, inaccurate, or non-conforming reports are not acceptable. PSD will withhold payments or take other administrative actions as needed for non-compliance with reporting requirements (see 10 CFR 600.24). Only the Contracting Officer may waive or excuse required reports.

In order for accurate logging and processing of reports, it is critical that reports be sent to all the specified addressees and in the manner requested. PSD receives a copy of all reports via psdrept@id.doe.gov. The message subject line must include the award number.

Message Subject Line Example: DE-FC07-02ID99999, 4Q SF 269A Report.

The official award number must also be identified on all reports. A project number, if assigned by the program manager, may also be included, but is not a substitute for the official award number.

Report forms and additional report submittal guidance may be found on PSD’s Internet web site at http://www.id.doe.gov/doeid/psd/proc-div.html. General guidance, in a question and answer format, is listed under “FA Report Submittal Guidance.”

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*******************************************************************************

ADDITIONAL REPORTS

Report Name	Description	Due Date Addresses
Project Closeout Report - FINAL	Project Closeout Report - FINAL	04/01/2018 A B C Project Closeout Report - FINAL

Project Closeout Report (FINAL): As a final deliverable for the cost-shared project, DOE requires that the recipient project team submit a Project Closeout Report within six months of the completion of the project as defined in this cooperative agreement.

Content. The final report must include the following:

1.	A title or cover page indicating the DOE award number; name of recipient; project title; name of project director; and key consortium/team members (Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.)

2.	An executive summary, which includes a discussion of how the project is of benefit to the public. The discussion should be written in terms understandable by an educated layman.

3.	A detailed project description.

4.	Timelines which compare planned and actual milestone completion.

5.	A comparison of planned and actual costs.

6.	A baseline change summary.

7.	Notable accomplishments.

8.	An accounting of significant project issues.

9.	Lessons learned on all major elements of the project.

10.	Any other information deemed pertinent to assisting in the success of similar follow-on efforts.

11.	In an appendix to the report, the awardee should identify any products developed under the award, such as:

a.	Publications (list journal name, volume, issue), conference papers, or other public releases of results. If not provided previously, attach or send copies of any public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page;

b.	Web site or other Internet sites that reflect the results of this project;

c.	Networks or collaborations fostered;

d.	Inventions/Patent Applications, licensing agreements; and

e.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

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REPORT ADDRESSES

A.	Procurement Services Division (PSD): xxxxxx@xxxxxxx

B.	DOE Project Manager: Jihad Aljayoushi, xxxxxx@xxxxxxx

C.	DOE Headquarters’ Program Manager: Timothy E. Beville, xxxxxx@xxxxxxx cc: DOE Headquarters’ Technical Monitor: Martha Shields, xxxxxx@xxxxxxx

D.

Progress Report: xxxxxx@xxxxxxx; xxxxxx@xxxxxxx

Special Status Report: xxxxxx@xxxxxxx; xxxxxx@xxxxxxx

Federal Financial Report: xxxxxx@xxxxxxx; xxxxxx@xxxxxxx

Closeout Reports: xxxxxx@xxxxxxx; xxxxxx@xxxxxxx

Indirect Cost Proposal: xxxxxx@xxxxxxx

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DE-NE0000583

Mod No. 000

Special Terms and Conditions

Grants and Cooperative Agreements

C.1	RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

C.2	AWARD AGREEMENT TERMS AND CONDITIONS

This award/agreement consists of the Grant and Cooperative Agreement cover page, plus the following:

a.	Special Terms and Conditions.

b.	Attachments:

A.	Federal Assistance Budget Information

B.	Federal Assistance Reporting Checklist and Instructions

C.	Special Terms and Conditions

D.	Intellectual Property Provision

E.	Statement of Substantial Involvement

F.	Milestones

G.	Point of Contact Sheet

c.	Applicable program regulations.

d.	DOE Assistance Regulations, 10 CFR Part 600 at http://ecfr.gpoaccess.gov

e.	Application/proposal as approved by DOE.

f.	National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at http://management.energy.gov/business_doe/1374.htm.

C.3	AWARD PROJECT PERIOD AND BUDGET PERIODS

The project period for this award is 04/01/2013 through 03/31/2018 (as it may be earlier terminated pursuant to the terms hereof, the “Project Period”) consisting of the following sliding Budget Periods (see ** note below).

**	Budget Period 1 - 04/01/2013 to 03/31/2014
**	Budget Period 2 - 04/01/2014 to 03/31/2018

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**	In consideration of the complexity of the budget, two budget periods will be established as follows. Budget Period 1 is for the time period for which DOE has reviewed/approved Recipient’s proposed budget and accompanying work scope. Budget Period 2 is an estimated overall amount for the remainder of the total estimated project cost, time and work scope. The time periods for these Budget Periods will shift over the life of the project by award modification, according to the time periods for which Recipient’s proposed budget has been reviewed/approved by DOE. The award will be incrementally funded, subject to funding availability. Illustrative examples of how this will work are shown below.

Initial Award –

Two (2) Budget Periods

Budget Period 1 – date of award through whatever date the parties agree to for which Recipient provides a detailed cost estimate.

Budget Period 2 – balance of project (time and budget)

Modification to Continue Beyond Initial Budget Period

•	Budget Period 1 is extended for additional year (or to whatever mutually agreed upon date)

•	Budget Period 2 is revised to reflect new balance of project (time period and budget)

Additional modifications will be made to continue extending Budget Period 1 throughout the project. Eventually, the award will be become one, single Budget Period.

Example (award amounts for illustrative purposes only):

Initial Award:

Project Period: 04/01/2013 – 03/31/2018 - $766M

Budget Period 1: 04/01/2013 – 03//31/2014 - $250M

Budget Period 2: 04/01/2014 – 03/31/2018 - $516M

Modification 001:

Project Period: 04/01/2013 – 03/31/2018 - $766M

Budget Period 1: 04/01/2013 – 12/31/2014 - $400M

Budget Period 2: 01/01/2015 – 12/31/2017 - $366M

2

Modification 002:

Project Period: 04/01/2013 – 03/31/2018 - $766M

Budget Period 1: 01/01/2018 – 01/31/2018 - $760M

Budget Period 2: 02/01/2018 – 03/31/2018 - $6M

Without limiting the rights of termination that either party may have under the applicable DOE regulations, this award/agreement may be terminated by either DOE or Recipient, effective upon not less than 60 days prior written notice. Upon the effective date of any such termination, (i) the parties shall comply with the terms of 10 C.F.R. 600.25(e) and (f), (ii) the Project Period shall be deemed to have ended, and (iii) except for those provisions which, by their express terms or the applicable DOE regulations, survive the Project Period, all obligations of the parties under this award/agreement shall cease.

C.4	PAYMENT PROCEDURES – REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDER INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a.	Method of Payment. Payment will be made by reimbursement through ACH.

b.	Requesting Reimbursement. Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, you must enroll at https://finweb.oro.doe.gov/vipers.htm. Detailed instructions on how to enroll are provided on the web site.

c.	For non-construction awards, you must submit a Standard Form (SF) 270, “Request for Advance or Reimbursement” at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation. The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs. For construction awards, you must submit a SF 271, “Outlay Report and Request for Reimbursement for Construction Programs,” through VIPERS.

d.	Timing of submittals. Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

e.	Adjusting payment requests for available cash. You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE/NNSA.

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f.	Payments. The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after your request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you. You may check the status of your payments at the VIPER web site. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

C.5	COST SHARING FFRDC’S PARTICIPATE

a.	Total Estimated Project Cost is the sum of the Government share, including FFRDC contractor costs, and Recipient share of the estimated project costs. The DOE/NNSA FFRDC contractor cost is not included in the total approved budget for this award, because DOE/NNSA will pay the DOE/NNSA FFRDC contractor portion of the effort under an existing DOE/NNSA contract. Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE/NNSA FFRDC contractor.

b.	The Recipient’s cost share must come from non-Federal sources unless otherwise allowed by law. By accepting federal funds under this award, you agree that you are liable for your percentage share of allowable project costs during Budget Period 1 (as it may be extended from time to time), even if the project is terminated early or is not funded to its completion.

This cost is shared as follows:

Budget Period No.	Budget Period Start Date	Government Share, including FFRDC Cost		Recipient Share $	Total Estimated Cost
		DOE $	FFRDC $
1	4/1/2013	$99,289,158.00	$1,710,842.00	$137,856,352.00	$238,856,352.00
2	4/1/2014	$48,400,000.00	$600,000.00	$480,293,396.00	$529,293,396.00
Total Project		$147,689,158.00	$2,310,842.00	$618,149,748.00	$768,149,748.00

The specified Shares and Costs set forth above will be updated with each extension of Budget Period 1.

c.	If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph a of this article, you should immediately provide written notification to the DOE Contract Specialist listed on Attachment G of this Award indicating whether you will continue or phase out the project. If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

d.	You must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE/NNSA. Such records are subject to audit.

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e.	Failure to provide the cost sharing required by this Article may result in the subsequent recovery by DOE/NNSA of some or all the funds provided under the award.

C.6	DIRECT PAYMENT BY DOE/NNSA OF FEDERALLY FUNDED RESEARCH AND DEVELOPMENT CENTER (FFRDC) CONTRACTOR COST

For the purposes of this article, Total Estimated Cost includes DOE/NNSA FFRDC contractor costs. The DOE/NNSA FFRDC contractor cost is not included in the total approved budget for this award, because DOE/NNSA will pay the DOE/NNSA FFRDC contractor portion of the effort under an existing DOE/NNSA contract. Recipient is not responsible for reporting on that portion of the total estimated cost that is paid directly to the DOE/NNSA FFRDC contractor.

Budget Period No.	Budget Period Start Date	Government Share, including FFRDC Cost		Recipient Share $	Total Estimated Cost
		DOE $	FFRDC $
1	4/1/2013	$99,289,158.00	$1,710,842.00	$137,856,352.00	$238,856,352.00
2	4/1/2014	$48,400,000.00	$600,000.00	$480,293,396.00	$529,293,396.00
Total Project		$147,689,158.00	$2,310,842.00	$618,149,748.00	$768,149,748.00

C.7	INCREMENTAL FUNDING AND MAXIMUM OBLIGATION - DIFFERENT BUDGET PERIOD AND PROJECT PERIOD

If at any time during the award a budget period is funded on an incremental basis, the maximum obligation of the DOE/NNSA is limited to the amount shown on the Agreement Cover Page, as it may be amended from time to time. You are not obligated to continue performance of the project beyond the total amount obligated and your pro rata share of the project costs corresponding to such obligated amount, if cost sharing is required. Subject to the availability of additional funds, DOE anticipates obligating the total estimated amount for the current budget period.

C.8	REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a.	If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the Project Period. If at the completion of the award the Government’s share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b.	Recipients are expected to manage their indirect costs. DOE will not amend an award solely to provide additional funds for changes in indirect cost rates. DOE recognizes that the inability to obtain full reimbursement for indirect costs means the Recipient must absorb the underrecovery. Such underrecovery may be allocated as part of the organization’s required cost sharing.

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C.9	PRE-AWARD COSTS

You are entitled to reimbursement for costs incurred on or after October 01, 2012, as authorized by the pre-award costs letter dated February 08, 2013, if such costs are allowable in accordance with the applicable Federal cost principles referenced in 10 CFR Part 600.

C.10	USE OF PROGRAM INCOME - COST SHARING

If you earn program income during the Project Period as a result of this award, you may use the program income to meet your cost sharing requirement.

C.11	STATEMENT OF FEDERAL STEWARDSHIP

DOE/NNSA will exercise normal Federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to insure that the award objectives have been accomplished.

C.12	STATEMENT OF SUBSTANTIAL INVOLVEMENT PROVIDED AS ATTACHMENT

A Statement of Substantial Involvement applicable to this cooperative agreement is provided as an attachment to this award.

C.13	SITE VISITS

DOE/NNSA’s authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. You must provide, and must require your subawardees to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

C.14	REPORTING REQUIREMENTS

a.	Requirements. The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

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b.	Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.	Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

C.15	PUBLICATIONS

a.	You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.	An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment: “This material is based upon work supported by the Department of Energy [National Nuclear Security Administration] [add name(s) of other agencies, if applicable] under Award Number(s) [enter the award number(s)].”

Disclaimer: “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

C.16	FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

You must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

C.17	INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

a.	The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced on the Agreement Cover Page. A list of all intellectual property provisions may be found at
http://energy.gov/gc/standard-intellectual-property-ip-provisions-financial-assistance-awards.

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b.	Questions regarding intellectual property matters should be referred to the DOE Award Administrator and the Patent Counsel designated as the service provider for the DOE office that issued the award. The IP Service Providers List is found at http://www.gc.doe.gov/gc/downloads/intellectual-property-ip-service-providers-acquisition-and-assistance-transactions.

C.18	NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD

a.	This award is intended for unclassified, publicly releasable research. You will not be granted access to classified information. DOE/NNSA does not expect that the results of the research project will involve classified information. Under certain circumstances, however, a classification review of information originated under the award may be required. The Department may review research work generated under this award at any time to determine if it requires classification. For avoidance of doubt, treatment of information as Export-Controlled Information does not, in and of itself, render such information as classified information.

b.	Executive Order 12958 (60 Fed. Reg. 19,825 (1995)) states that basic scientific research information not clearly related to the national security shall not be classified. Nevertheless, some information concerning (among other things) scientific, technological, or economic matters relating to national security or cryptology may require classification. If you originate information during the course of this award that you believe requires classification, you must promptly:

1.	Notify the DOE HQ Program Manager and DOE Contract Specialist as identified in Attachment G of this Award.

2.	Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P.O. Box A; Germantown, MD 20875-0963, for classification review.

3.	Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 30 days after receipt by the Director, Office of Classification and Information Control.

c.	If you originate information concerning the production or utilization of special nuclear material (i.e., plutonium, uranium enriched in the isotope 233 or 235, and any other material so determined under section 51 of the Atomic Energy Act) or nuclear energy, you must:

1.	Notify the DOE HQ Program Manager and DOE Contract Specialist as identified in Attachment G of this Award.

2.	Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P. O. Box A; Germantown, MD 20875-0963 for classification review within 180 days of the date the Recipient first discovers or first has reason to believe that the information is useful in such production or utilization.

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3.	Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 90 days after receipt by the Director, Office of Classification and Information Control.

d.	If DOE determines any of the information requires classification, you agree that the Government may terminate the award by mutual agreement in accordance with 10 CFR 600.25(d). All material deemed to be classified must be forwarded to the DOE, in a manner specified by DOE.

e.	If DOE does not respond within the specified time periods, you are under no further obligation to restrict access to the information.

C.19	CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 10 CFR 600

a.	Continuation Application. A continuation application is a non-competitive application for an additional budget period within a previously approved budget period. For purposes of this Agreement, such term will refer to the periodic extension of Budget Period 1. Unless you or DOE shall have provided notice of termination of this award/agreement as of the forthcoming scheduled end-date of Budget Period 1, you must submit at least 60 days before each such scheduled end-date to the DOE Project Officer and the DOE Award Administrator your continuation application, which includes the following information:

1.	A report on your progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and how they will be used in the next budget period.

2.	A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award.

3.	A description of your plans for the conduct of the project during the upcoming budget period, if there are changes from the DOE approved application.

b.	Continuation Funding. Continuation funding is contingent on (1) availability of funds; (2) substantial progress towards meeting the objectives of your approved application; (3) submittal of required reports; or (4) compliance with the terms and conditions of the award.

NOTE: Funding for future budget periods is contingent on the availability of funds appropriated by Congress for the purpose of this program and future year budget authority.

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C.20	NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

C.21	ANNUAL AUDIT

If the Recipient or a for-profit subrecipient expends $500,000 or more in a year under Federal awards, they must have an audit made for that year by an independent auditor in accordance with the requirements in 10 CFR 600.316. Any non-profit subrecipient must comply with the Non-Federal audit requirements in 10 CFR 600.126. All references throughout this cooperative agreement that “sub-recipients” are intended to refer to sub-awardee.

C.22	CONFIDENTIAL BUSINESS INFORMATION

The Government acknowledges that the Recipient or its subcontractors may provide to DOE confidential or proprietary business, technical or financial information. DOE will manage this information consistent with the Trade Secrets Act, 18 U.S.C. §1905. DOE will also process any request for release of this information to the public consistent with the Freedom of Information Act (FOIA), 5 U.S.C. §552 and DOE’s FOIA regulations, 10 C.F.R Part 1004. DOE agrees that any confidential business, financial, and legal information provided by the Recipient is not “data” within the meaning of the Rights in Data clause.

C.23	PROHIBITION ON PERSONALLY IDENTIFIABLE INFORMATION (PII)

The Recipient / Contractor must not provide PII, either printed or electronic, to the U.S. Department of Energy within any deliverable, report or submittal under this agreement / contract. Personally Identifiable Information (PII) is any information maintained by the Contractor / Recipient about an individual, including but not limited to, education, financial transactions, medical history and criminal or employment history, and information that can be used to distinguish or trace an individual’s identity, such as his/her name, social security number, date and place of birth, mother’s maiden name, biometric data, etc., and including any other personal information that is linked or linkable to a specific individual. This requirement must be incorporated into any and all subcontracts or subagreements to the lowest tier.

C.24	ENVIRONMENTAL, SAFETY AND HEALTH (ES&H) PERFORMANCE OF WORK AT DOE FACILITIES

With respect to the performance of any portion of the work under this award which is performed at a DOE-owned or controlled site, the Recipient agrees to comply with all State and Federal ES&H regulations and with all other ES&H requirements of the operator of such site. Prior to the performance on any work at a DOE-Owned or controlled site, the Recipient shall contact the site facility manager for information on DOE and site specific ES&H requirements. The Recipient shall apply this provision to its sub-recipients and contractors.

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C.25	INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.	You shall immediately notify the DOE of the occurrence of any of the following events: (i) you or your parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii) the filing of any similar proceeding for or against you or your parent, or its consent to, the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to your inability to pay your debts generally as they become due.

b.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph a; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.	Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change your payment method; or (ii) institute payment controls.

d.	Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

C.26	PERFORMANCE OF WORK IN UNITED STATES

In accordance with the objectives of this program, the Recipient agrees that a majority of the direct labor cost for the project (including subcontractor labor) shall be incurred in the United States, unless the Recipient can demonstrate to the satisfaction of the Department of Energy that the United States economic interest will be better served through a greater percentage of the work being performed outside the United States. In this respect, DOE recognizes and is aware of the Specific Authorization dated 01/04/2013 (CN 2012-002) relating to this Project.

C.27	FFRDC ADVANCE UNDERSTANDING

The Recipient shall obtain prior written approval from the Contracting Officer having cognizance over the National Laboratory Management and Operating Contract, for use, under this award, of any equipment, facility, or personnel at the National Laboratory. The Recipient will be subject to all conditions established by that DOE Contracting Officer.

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C.28	DECONTAMINATION AND/OR DECOMMISSIONING (D &D) COSTS

Notwithstanding any other provisions of this Agreement, the Government shall not be responsible for or have any obligation to the Recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the Recipient’s facilities, or (ii) any costs which may be incurred by the Recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

C.29	REPORTING SUBAWARDS AND EXECUTIVE COMPENSATION

a.	Reporting of first-tier subawards.

1.	Applicability. Unless you are exempt as provided in paragraph d. of this award term, you must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this award term).

2.	Where and when to report.

i.	You must report each obligating action described in paragraph a.1. of this award term to http://www.fsrs.gov.

ii.	For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

3.	What to report. You must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

b.	Reporting Total Compensation of Recipient Executives.

1.	Applicability and what to report. You must report total compensation for each of your five most highly compensated executives for the preceding completed fiscal year, if

i.	the total Federal funding authorized to date under this award is $25,000 or more;

ii.	in the preceding fiscal year, you received;

(A)	80 percent or more of your annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B)

$25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and iii. The public does not have access to information about the compensation of the

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executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2.	Where and when to report. You must report executive total compensation described in paragraph b.1. of this award term:

i.	As part of your registration profile at http://www.ccr.gov.

ii.	By the end of the month following the month in which this award is made, and annually thereafter.

c.	Reporting of Total Compensation of Subrecipient Executives.

1.	Applicability and what to report. Unless you are exempt as provided in paragraph d. of this award term, for each first-tier subrecipient under this award, you shall report the names and total compensation of each of the subrecipient’s five most highly compensated executives for the subrecipient’s preceding completed fiscal year, if

i.	in the subrecipient’s preceding fiscal year, the subrecipient received; (A) 80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and (B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and

ii.	the public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2.	Where and when to report. You must report subrecipient executive total compensation described in paragraph c.1. of this award term:

i.	To the Recipient.

ii.	By the end of the month following the month during which you make the subaward. For example, if a subaward is obligated on any date during the month of October of a given year ( i.e., between October 1 and 31), you must report any required compensation information of the subrecipient by November 30 of that year.

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d.	Exemptions

If, in the previous tax year, you had gross income, from all sources, under $300,000, you are exempt from the requirements to report:

i.	Subawards, and

ii.	The total compensation of the five most highly compensated executives of any subrecipient.

e.	Definitions. For purposes of this award term:

1.	Entity means all of the following, as defined in 2 CFR part 25:

i.	A Governmental organization, which is a State, local government, or Indian tribe;

ii.	A foreign public entity;

iii.	A domestic or foreign nonprofit organization;

iv.	A Federal Agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

2.	Executive means officers, managing partners, or any other employees in management positions. DOE understands that some of Recipient’s senior management consist of loaned employees of The Babcock & Wilcox Company who dedicate a substantial portion of their time to the management of Recipient and, for purposes of the foregoing reporting requirement such loaned employees shall be included among the executives of the Recipient.

3.	Subaward:

i.	This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the Recipient award to an eligible subrecipient.

ii.	The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. .210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non-Profit Organizations).

iii.	A subaward may be provided through any legal agreement, including an agreement that you or a subrecipient considers a contract.

4.	Subrecipient means an entity that:

i.	Receives a subaward from you (the Recipient) under this award; and

ii.	Is accountable to you for the use of the Federal funds provided by the subaward.

5.	Total compensation means the cash and noncash dollar value earned by the executive during the Recipient’s or subrecipient’s preceding fiscal year and includes the following (for more information see 17 CFR 229.402(c)(2)):

i.	Salary and bonus.

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ii.	Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.

iii.	Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.

iv.	Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.

v.	Above-market earnings on deferred compensation which is not tax-qualified.

vi.	Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, perquisites or property) for the executive exceeds $10,000.

C.30	FINAL INCURRED COST AUDIT

In accordance with 10 CFR 600, DOE reserves the right to initiate a final incurred cost audit on this award, provided that such audit, if performed, will be limited as appropriate based on an agreed assumed annual cost escalation for composite labor categories at 3.1% and an overhead rate of 122.9% (without escalation), in lieu of actual labor rate costs. If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

C.31	PROPERTY

Real property, and equipment acquired by the Recipient shall be subject to the rules set forth in 10 CFR 600.130-137, 10 CFR 600.231-233, or 10 CFR 600.320-324 as applicable. DOE acknowledges that the budget for the Project does not include any acquisition of real property or equipment, but does include charges for use of real property or equipment otherwise acquired by Recipient or its affiliates outside the scope of the Project. DOE affirms that such charges for us will not render such real property or equipment such to the foregoing rules.

Consistent with the goals and objectives of this project, the Recipient may continue to use Recipient acquired property beyond the Period of Performance, without obligation, during the period of such use, to extinguish DOE’s conditional title to such property as described in 10 CFR 600.132-135, 10 CFR 600.231-233, 600.321-324, subject to the following: (a) the Recipient continues to utilize such property for the objectives of the project as set forth in the Statement of Project Objectives; (b) DOE retains the right to periodically ask for, and the Recipient agrees to provide, reasonable information concerning the use and condition of the property; and (c) the Recipient follows the property disposition rules set forth in the applicable sections of 10 CFR Part 600, if the property is no longer used by the Recipient for the objectives of the project, and the fair market value of property exceeds $5,000.

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Once the per unit fair market value of the property is less than $5,000, pursuant to the applicable sections of 10 CFR Part 600, DOE’s residual interest in the property shall be extinguished and Recipient shall have no further obligation to the DOE with respect to the property.

The regulations as set forth in 10 CFR Part 600 and the requirements of this article shall also apply to property in the possession of any team member, sub-recipient or other entity where such property was acquired in whole in part with funds provided by DOE under this grant or where such property was counted as cost-sharing under the grant.

C.32	INDEMNITY

The Recipient shall indemnify the Government and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys’ fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of Government officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions.

C.33	FINANCIAL COMMITMENT/FUNDING PLAN

Within three (3) months of the award effective date, as well as prior to extension(s) of Budget Period 1 of this cooperative agreement, as may be requested by DOE:

a.	The Recipient shall provide to DOE an updated total project cost estimate along with evidence of firm commitments for the full private sector share of the project cost for Budget Period 1 and additional funding information for the remaining project costs, and will supplement such additional funding information with firm commitments relating to the private sector share of extensions for Budget Period 1 together with the corresponding continuation application for such extension. Such evidence may include executed loans, bond financing agreements, state or local grants, and third party contribution agreements. For each non-governmental source of cost-sharing, the Recipient shall provide audited financial statements for the most recent two years.

b.	If firm commitments for the full private sector share of the project cost have not been secured, Recipient shall provide evidence of firm commitments made to date, as set forth in paragraph a, and a detailed Funding Plan in accordance with the requirements set forth below:

1.	The Funding Plan will demonstrate a reasonable plan to obtain the balance of funding for the private sector share of the project cost. The Funding Plan must identify all anticipated sources of the private sector cost-share such as bank loans, bond offerings, state or local grants, and equity contributions.

2.	The Recipient shall provide a full description of any limitations, conditions or other factors that could affect the availability of funding. If third party financing will be a source of project funds, the Recipient shall discuss the timing, conditionality and terms and conditions of such financing.

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3.	Audited financial statements for the most recent two fiscal years shall be provided for each non-governmental source of funds. If a source does not have audited financial statements, that source should provide equivalent financial statements prepared by the party, in accordance with Generally Accepted Accounting Principles, and certified as to accuracy and completeness by the Chief Financial Officer of the party providing the statements.

4.	The Recipient shall obtain and provide a commitment letter from each source, signed by an officer of the corporation or other entity that is authorized to commit the funding to the proposed project. The amount of funds to be provided, the timing of the funding, and any contingencies, should be specified. Commitment letters should identify the type of proposed cost sharing (e.g., cash, services, and/or property) to be contributed.

5.	If in-kind contributions of property or services are proposed, the Recipient shall provide support for their valuation and explain how the valuation was determined.

6.	If the project will be financed on a non-recourse basis, the Recipient shall provide a working financial model (in MS Excel 2003 or 2007) that provides projections of the project including an income statement, balance sheet, cash flow statement, and sources and uses of funds statement, all on an annual basis with appropriate supporting schedules. The financial projections should be developed in this financial model, commencing with the initial project development phase and extending through the period of operations needed to obtain funding. The model should be provided in electronic form including cell formulas so that review of the model assumptions and sensitivity calculations may be facilitated. The Recipient shall provide a description and explanation for each of the financial, economic, and operating assumptions for the project. The assumptions should be consistent with and supported by the information provided in the project cost estimate.

In the event, DOE determines that the information provided by Recipient is inadequate to assure the availability of full funding for the private sector share of the project cost, DOE reserves the right, at DOE’s discretion, to: (1) stop payment, (2) renegotiate the project scope and/or payment schedule, or (3) after Recipient is provided 30 days advance written notice and opportunity to cure, declare the grant terminated by mutual agreement. Should DOE declare the grant terminated, the Recipient shall be entitled to payment of DOE’s share of allowable project cost incurred prior to the date of termination plus the reasonable cost of terminating contracts. DOE’s maximum liability for project cost in the event of termination shall not exceed its obligated amount.

17

C.34	PROPRIETARY INFORMATION

Patentable ideas, trade secrets, proprietary or confidential commercial or financial information, disclosure of which may harm the awardee, should be included in correspondence only when such information is necessary to convey an understanding of a report or other requested information. The use and disclosure of such data may be restricted, provided the awardee includes the following language on the document(s) and specifies the pages of the document(s) which are to be restricted:

“The data contained in pages      of this              have been submitted in confidence and contain trade secrets or proprietary information, and such data shall be used or disclosed only for evaluation purposes. DOE shall have the right to use or disclose the data herein to the extent provided in the award. This restriction does not limit the government’s right to use or disclose data obtained without restriction from any source, including the applicant.”

To protect such data, each line or paragraph on the pages containing such data must be specifically identified and marked with a legend similar to the following: “The following contains proprietary information that (awardee) requests not be released to persons outside the Government, except for purposes of review and evaluation.”

18

Intellectual Property Provisions (CDLB-1003)

Cooperative Agreement - Special Data Statute

Research, Development, or Demonstration

Large Businesses, State and Local Governments, and Foreign Entities

1	FAR 52.227-1	Authorization and Consent (JUL 1995)-Alternate I
(APR 1984)

2	FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright
Infringement (AUG 1996)
This clause is not applicable if the award is for less than $100,000, in aggregate.

3	10 CFR 600.325	Rights in Data - Programs Covered Under Special Data
	Appendix A	Statutes (OCT 2003)

If the contracting officer, in consultation with DOE patent counsel and the DOE program official, determines that delivery of limited rights data or restricted computer software is necessary, Alternates I and II may be inserted into the clause after negotiations with the applicant.

4	FAR 52.227-23	Rights to Proposal Data (Technical) (JUN 1987)

5	10 CFR 784.12	Patent Rights - Waiver

NOTES:

a.	In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

b.	Any time period specified in this Attachment D for performance of an obligation of the Contractor that would otherwise commence prior to the date on which the Agreement is executed shall, instead, commence on such date of execution.

INTELLECTUAL PROPERTY (IP) PROVISIONS

IP Provisions have been waived as per the attached Department of Energy Patent Waiver which was approved on April 10, 2013.

01.	FAR 52.227-1 Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for research and development expected to exceed the simplified acquisition threshold; however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

02.	FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.

(End of clause)

03.	10 CFR 600.325 Appendix A, Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003)

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1)	Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—

(i)	Data specifically identified in this agreement as data to be delivered without restriction;

(ii)	Form, fit, and function data delivered under this agreement;

(iii)	Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv)	All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2)	The Recipient shall have the right to—
(i)	Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii)	Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii)	Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv)	Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1)	Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2)

Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3)	Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1)	The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2)	The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1)	Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i)	The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii)	If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii)

If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer’s decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer’s determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2)	The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1)	Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient’s expense, and the Contracting Officer may agree to do so if the Recipient—

(i)	Identifies the data to which the omitted notice is to be applied;

(ii)	Demonstrates that the omission of the notice was inadvertent;

(iii)	Establishes that the use of the proposed notice is authorized; and

(iv)	Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2)	The Contracting Officer may also:

(i)	Permit correction at the Recipient’s expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii)	Correct any incorrect notices.

(g) Rights to Protected Data

(1)	The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under agreement no.            with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until             , unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice).

(2)	Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a)	For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b)	To subcontractors or other team members performing work under the Government’s Small Modular Reactor Licensing Technical Support Program.

(3)	The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data.

(a)	At the end of the protected period;

(b)	If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c)	If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d)	If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4)	However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. None

The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

(5)	The Government’s sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient’s obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient’s facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient’s assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

04.	FAR 52.227-23 Rights to Proposal Data (Technical) (JUN 1987)

Except for data contained on pages:

•	pages 3, 5-12, 16-19, 24, 26-41, 43-46, 51-54, 56-59, 61-62, 65-66 and 82-85 of the Application dated May 21, 2012;

•	pages 3, 5-12, 16-19, 24, 26-41, 43-46, 51-54, 56-59, 61-62, 65-66 and 82-86 of the supplemental Application dated February 8, 2013;

•	pages 1-23 (the entirety) of the Budget Justification Narrative dated February 8, 2013; and

•	pages 1-29 (the entirety) of the Plant Cost Estimate dated February 8, 2013;

it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the “Rights in Data—General” clause contained in this contract) in and to the technical data contained in the application and supplemental application dated May 21, 2012 and February 8, 2013, upon which this contract is based.

(End of clause)

05.	10 C.F.R. 784-12 Patent Rights - Waiver

(a) Definitions.

“Invention” means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C.2321, et seq.).

“Background patent” means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract:

(i)	Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and

(ii)	Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

“Made” when used in relation to any invention means the conception or first actual reduction to practice of such invention.

“Contract” means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

“DOE patent waiver regulations” means the Department of Energy patent waiver regulations at 10 CFR Part 784.

“Patent Counsel” means the Department of Energy Patent Counsel assisting the procuring activity.

“Secretary” means the Secretary of Energy.

“Nonprofit organization” means a domestic university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

“Practical application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

“Small business firm” means a small business concern as defined at section 2 of Pub. L. 85-536 (15 U.S.C. 532) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

“Subject invention” means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract; provided, that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d)) must also occur during the period of contract performance.

(b) Allocation of principal rights.

Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor may elect to retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 203. With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent applications by Contractor.

(1)	The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor. The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

(2)

The Contractor shall elect in writing whether or not to retain title to any such invention by notifying DOE at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States) in which the Contractor will retain title; provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period. The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3)	The Contractor shall file its initial patent application on an elected invention within 1 year after election, but not later than at least 60 days, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

(4)	Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Government’s interest.

(d) Conditions when the Government may obtain title.

The Contractor shall convey to DOE, upon written request, title to any subject invention —

(1)	If the Contractor elects not to retain title to a subject invention;

(2)	If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) above (DOE may only request title within 60 days after learning of the Contractor’s failure to report or elect within the specified times);

(3)	In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) above; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) above, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country;

(4)	In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention; or

(5)	If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause.

(e) Minimum rights to Contractor.

(1)	The Contractor shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within the times specified in paragraph (c) above. The Contractor’s license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor’s business to which the invention pertains.

(2)	The Contractor’s domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations. This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3)	Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable DOE licensing regulations and 37 CFR 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Contractor action to protect the Government’s interest.

(1)	The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to —

(i)	Establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title; and

(ii)	(ii) Convey title to DOE when requested under paragraph (d) above and subparagraph (n)(2) below, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2)	The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) above, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government’s rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (c)(1) above. The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3)	The Contractor shall notify DOE of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4)	The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement: “This invention was made with Government support under (identify the contract) awarded by DOE). The Government has certain rights in this invention.”

(5)	The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

(6)	The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government, to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government, and to provide for such refund in any instrument transferring rights in the invention to any party.

(7)	The Contractor shall furnish the Contracting Officer the following:

(i)	Interim reports every 12 months (or such longer period as may be specified by the Contracting Officer) from the date of the contract, listing subject inventions during that period and stating that all subject inventions have been disclosed or that there are no such inventions.

(ii)	A final report, within 3 months after completion of the contracted work, listing all subject inventions or stating that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or stating that there were no such subcontracts.

(8)	The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9)	In the event of a refusal by a prospective subcontractor to accept one of the clauses in subparagraph (g)(1) or (2) below, the Contractor —

(i)	Shall promptly submit a written notice to the Contracting Officer setting forth the subcontractor’s reasons for such refusal and other pertinent information that may expedite disposition of the matter; and

(ii)	Shall not proceed with such subcontracting without the written authorization of the Contracting Officer.

(10)	The Contractor shall provide, upon request, the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(11)	Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g) Subcontracts.

(1)	Unless otherwise directed by the Contracting Officer, the Contractor shall include the clause at 48 CFR 952.227-11, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13 (suitably modified to identify the parties).

(2)	The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor’s subject inventions.

(3)	In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(h) Reporting utilization of subject inventions.

The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as the agency may reasonably specify.

The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by the agency in accordance with paragraph (j) of this clause. To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, the agency agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i) Preference for United States industry.

Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in FAR 27.304-1(g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that —

(1)	Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2)	Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;

(3)	Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(4)	Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Background Patents.

(Reserved)

(l) Communications.

All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m) Other inventions.

Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention except with respect to Background Patents, above.

(n) Examination of records relating to inventions.

(1)	The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether —

(i)	Any such inventions are subject inventions;

(ii)	The Contractor has established and maintains the procedures required by subparagraphs (f)(2) and (f)(3) of this clause; and

(iii)	The Contractor and its inventors have complied with the procedures.

(2)	If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by subparagraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with subparagraphs (d)(2) and (d)(3) of this clause. However, if the Contractor establishes that the failure to disclose did not result from the Contractor’s fault or negligence, the Contracting Officer shall not request title.

(3)	If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to the agency for a determination of ownership rights.

(4)	Any examination of records under this paragraph shall be conducted in such a manner as to protect the confidentiality of the information involved.

(o) Withholding of payment (this paragraph does not apply to subcontracts or grants).

(1)	Any time before final payment under this contract, the Contracting Officer may, in the Government’s interest, withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer’s opinion, the Contractor fails to —

(i)	Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to subparagraph (f)(5) above;

(ii)	Disclose any subject invention pursuant to subparagraph (c)(1) above;

(iii)	Deliver acceptable interim reports pursuant to subdivision (f)(7)(i) above;

(iv)	Provide the information regarding subcontracts pursuant to subparagraph (f)(8) of this clause; or

(v)	Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each subject invention as required by this clause.

(2)	Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3)	Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (f)(7)(ii) of this clause, and all past due confirmatory instruments, and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4)	The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. No amount shall be withheld under this paragraph while the amount specified by this paragraph is being withheld under other provisions of the contract. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(p) Waiver Terminations.

Any waiver granted to the Contractor authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part, if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination. Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefor, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated. Any waiver termination shall be subject to the Contractor’s minimum license as provided in paragraph (e) of this clause.

(q) Atomic Energy.

No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r) Publication.

It is recognized that during the course of work under this contract, the Contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the Contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication. In appropriate circumstances, and after consultation with the Contractor, Patent Counsel may waive the right of prepublication review.

(s) Forfeiture of rights in unreported subject inventions.

(1)	The Contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the Contractor fails to report to Patent Counsel within six months after the time the Contractor:

(i)	Files or causes to be filed a United States or foreign patent application thereon; or

(ii)	Submits the final report required by paragraph (e)(2)(ii) of this clause, whichever is later.

(2)	However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in paragraph (m)(1) of this clause, the Contractor:

(i)	Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or

(ii)	Contending that the subject invention is not a subject invention, the Contractor nevertheless discloses the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or

(iii)	Establishes that the failure to disclose did not result from the Contractor’s fault or negligence.

(3)	Pending written assignment of the patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Disputes clause of this contract), the contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t) U.S. Competitiveness

(1)	General. Except as provided below in paragraphs 3 and 4, the Contractor agrees that products embodying any waived invention or produced through the use of any waived inventions (“covered products”) will be manufactured substantially in the United States unless the Contractor can show to the reasonable satisfaction of DOE that it is not commercially feasible to do so. The Contractor further agrees to make these conditions binding on any assignee or licensee or any entity otherwise acquiring rights to any waived invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license or other transfer of rights in any waived invention is suspended until approved in writing by DOE.

(2)	Sales in the United States. Contractor agrees that covered products that will be deployed in the United States will be manufactured substantially in the United States, unless the Contractor can show to the reasonable satisfaction of DOE that it is not commercially feasible to do so.

(3)	Manufacturing for Deployment in China. To the extent necessary to meet Chinese project localization requirements, or where commercially not feasible to substantially manufacture covered products in the U.S., such covered products can be substantially manufactured in China. Prior to commencing manufacture of covered products in China, Contractor will provide to DOE an acceptable U.S. Capability Showing (as described in paragraph 5, below) with respect to such covered products. Provided there is Contractor compliance with the U.S. Capability Showing in the preceding sentence, DOE consents to manufacture and supply of covered products within China and agrees that Contractor need not make the conditions of paragraph (1) binding on any assignee or licensee or any entity otherwise acquiring rights to any waived invention for covered products that will be manufactured and installed in mPower Plants in China.

(4)	International Manufacturing. So long as Contractor has provided an acceptable U.S. Capability Showing with respect to such covered products, and subject to other applicable U.S. laws, and to the extent necessary to meet localization requirements or where commercially not feasible to substantially manufacture covered products in the U.S., Contractor may establish and utilize manufacturing facilities located outside of the United States for deployment of such covered products in the international markets, provided that Contractor and/or its affiliates have control of the manufacturing know-how relating to such covered products.

(5)	For purposes of paragraphs 3 and 4 of this section (t), a U.S. Capability Showing with respect to a covered product shall be sufficient if Contractor provides reasonable information showing that (a) Contractor and/or its affiliates have the U.S. capability to substantially manufacture such covered products in the U.S., as and when needed for the U.S. market, and (b) either (i) the design and engineering of such products are substantially on the basis of design and engineering performed in the U.S. (including design and engineering prior to and during the Project Period), or (ii) Contractor and/or its affiliates have the manufacturing know-how to substantially manufacture such covered products in the U.S., and thus benefit the U.S. economy.

(End of clause)

Small Modular Reactor

Statement of Substantial Involvement

DOE anticipates having substantial involvement during the project period, through technical assistance, advice, intervention, integration with other awardees performing related activities, and technical transfer activities. The recipient’s responsibilities are listed in paragraph a. below and DOE’s responsibilities are listed in paragraph b. The terms of DOE’s involvement, as may be agreed by the parties, shall only be applicable during the Project Period.

a.	Recipient Responsibilities. The recipient is responsible for:

1)	Performing the activities supported by this award, including providing the required personnel, facilities, equipment, supplies and services;

2)	Defining approaches and plans, submitting the plans to DOE for review, and incorporating DOE’s comments;

3)	Managing and conducting the project activities;

4)	Notifying DOE of all NRC meetings or design-centered working group meetings and authorizing a limited, pre-identified number of DOE and/or DOE subcontractor personnel to observe such meetings;

5)	Attending annual program review meetings and reporting project status;

6)	Providing DOE appropriate levels of proprietary and non-proprietary information on an as-needed basis to assist in response to external and internal private inquiry. DOE will protect information in accordance with the agreements set forth in the CA language.

7)	Submitting reports as stated in the Federal Assistance Reporting Checklist, and incorporating DOE comments;

8)	Participating in DOE-sponsored generic evaluation and analysis tasks that support improved commercialization potential for the broader SMR industry by providing the appropriate level of non-proprietary knowledge and information to support the goals of the effort; and,

9)	Presenting the project results at appropriate technical conferences or meetings as directed by the DOE Project Officer (number of conferences/meetings will not exceed two per year, not counting program review meetings).

10)

PICS Information Submittal. The SMR LTS Program work packages defining the work scope to be accomplished by the Generation mPower project team will be maintained in the Program Information Collection System - Nuclear Energy (PICS:NE). The recipient has the responsibility for updating PICS:NE for the project and will use the system for all project cost and performance reporting to DOE Headquarters on a monthly basis; use of PICS:NE is part of the substantial involvement agreement that DOE will have in overseeing the project. Monthly input to PICS:NE shall include updates to all applicable data fields addressing cost, scope and schedule parameters required to define the ongoing project, as well as any other project-related elements as agreed to by both parties. The recipient will incorporate the project information into the PICS:NE system at the work breakdown level that appropriately incorporates the milestone set established in the cooperative agreement (Attachment F). Schedules will be developed at the appropriate level of detail to define work and key milestones will be provided with the reasonable due dates and costs assigned.

11)	Cost Accrual Information. Providing cost accrual information. This is comprised of a cost estimate of what work the recipient has performed as of the end of the month, including what portion of the costs are comprised of the Federal cost share. If differing lines of Federal funding are included, break out the cost incurred information by funding line. Accrual information must be submitted not later than the 4th working day of each month. Cost accrual information shall be provided via email to:

a.	Procurement Services Division (PSD): xxxxxx@xxxxxxxx

b.	DOE Project Manager: Jihad Aljayoushi, xxxxxx@xxxxxxxx

c.	DOE Headquarters’ Program Manager: Timothy E. Beville, xxxxxx@xxxxxxxx cc: DOE Headquarters’ Technical Monitor: Martha Shields, xxxxxx@xxxxxxxx

b.	DOE Responsibilities. DOE’s involvement in the execution of this cooperative agreement will consist of the following normal Federal stewardship responsibilities (see Section 1) below, as well as Substantial Involvement activities (see Section 2 below).

1)	Normal Federal Stewardship Activities:

a)	Approving recipient plans prior to award.

b)	Providing technical assistance prior to the start of the activity, if requested by the recipient and agreed to by DOE.

c)	Providing technical assistance to correct deficiencies in project or financial performance when reports or monitoring indicates some sort of problem.

d)	Performing site visits.

e)	Reviewing financial, performance, and audit reports.

f)	Performing technical reviews to determine whether to continue funding the next budget period.

g)	Reviewing performance to ensure that the objectives, terms, and conditions of the award are accomplished.

h)	Providing general administrative requirements, such as prior approvals required by the financial assistance regulations and/or OMB Circulars.

i)	Reviewing performance after completion.

2)	Substantial Involvement Activities:

a)	Reviewing project plans in a timely manner and requiring redirection of the work effort if the plans do not address critical programmatic issues.

b)	Observing NRC meetings and design-centered working group meetings to identify issues affecting program performance, and taking appropriate actions to redirect funding, if required.

c)	Conducting annual program review meetings to ensure adequate progress and that the work accomplishes the program and project activities. Redirecting work or shifting of work emphasis is subject to negotiation and agreement by the parties, if needed. Recommending continued funding.

d)	Promoting and facilitating technology awareness activities, including disseminating program results through presentations and publications.

e)	Serving as scientific/technical liaison between awardees and other project stakeholders.

f)	Additional monitoring to permit identification of direction or redirection of the work that may be necessary because of interrelationships with other projects.

g)	The power to immediately halt funding of an activity if detailed performance specifications are not met.

c.	There are limitations on recipient and DOE responsibilities and authorities in the performance of the project activities. Performance of the project activities must be within the scope of the Statement of Objectives, the terms and conditions of the Cooperative Agreement, and the funding and schedule constraints.

d.	The award(s) will be subject to 10 CFR 600.25 which states that DOE may suspend or terminate an award for cause on the basis of noncompliance, nonperformance, or debarment. In addition the parties may agree to a mutual termination of the award (or portion thereof).

DE-FOA-0000371

mPower 3/20/2013

Generation mPower SMR Design, Design Certification, and Licensing Project

DE-FOA-0000371

MILESTONES

Introduction and Background

The Department believes it is in the national interest to deploy new nuclear generating capacity within the decade to achieve National Energy Policy objectives of energy supply diversity and security while minimizing the impact on the environment. The SMR Licensing Technical Support (LTS) Program seeks to provide assistance to industry to make nuclear power more affordable and available to a wider range of energy customers by accelerating the development, licensing, and commercial deployment of SMR designs. The SMR LTS Program vision is to provide additional nuclear power options to the U.S. commercial nuclear industry and electric utilities that offer more flexibility in financing, siting, sizing, and end-user applications than the larger light water reactor (LWR) designs.

As a part of the SMR LTS Program, the Funding Opportunity Announcement (FOA) Cost-Shared Industry Partnership Program for Small Modular Reactors, sought to provide support for SMR designs that incorporate passive safety features and systems providing inherent protection from natural phenomena hazards or other upset conditions that could lead to nuclear emergency situations. The FOA focused on projects involving SMR designs that can be certified and licensed in time to support deployment in the 2022 timeframe.

The recipient of this Award, the mPower America team, is expected to conduct the necessary engineering, analysis, and licensing activities to develop, license, and certify the specified SMR design in accordance with NRC regulations. Specifically, mPower America is expected to execute the design, engineering, testing, analysis, and licensing activities required to:

1.	Perform the necessary engineering, analysis, and validation for the SMR design, to support either the Part 52 design certification application (DCA) or the Part 50 construction permit application.

2.	Support the NRC staff review of the SMR construction permit approval and/or the DCA for Final Design Approval, including pre-application reviews.

3.	Perform the necessary engineering, analysis, and validation for the appropriate Part 50 or Part 52 license applications and submit the applications for review and approval.

4.	Support Advisory Committee for Reactor Safeguards (ACRS) review, Rulemaking and Atomic Safety and Licensing Board (ASLB) hearings, if any, for the SMR design certification and licensing requirements.

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Project Scope

As a part of the application process, the mPower America team provided a work breakdown structure (WBS) that defines the major tasks that need to be completed to take the project to commercial operation. This WBS is shown below:

The scope that will be covered under the cost-shared agreement with DOE are the grey elements of the WBS. The brief descriptions for each of the in-scope tasks are shown below:

Task 1.0 – Project Management and Administration - Performance of work elements required to develop, implement, revise and maintain the project management plan (PMP) and to manage and report on activities in accordance with the PMP.

Task 1.1 – Design Certification Phase - Engineering, testing, analysis, validation, design development and licensing activities necessary to support design certification (DC) of the mPower SMR Standard Plant.

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Subtask 1.1.1 – Standard Plant Design / FOAKE to support DCA – Engineering, testing, analysis, validation and design development necessary to support the mPower SMR DCA.

Subtask 1.1.2 – Completion of Standard Plant Engineering – Engineering, testing, analysis, validation, and design development necessary to complete the mPower SMR standard plant generic design after DC application submittal.

Subtask 1.1.3 – Component and System Testing – Engineering, testing, validation and design development of concepts and components required for an mPower SMR DC, including the integrated system tests (IST) and control rod drive mechanisms (CRDMs).

Subtask 1.1.4 – Prepare DCA, Submit and support NRC Review – Includes licensing (pre-application interactions, topical and technical reports, and DCA preparation) and reviews (request for additional information (RAI) responses, ACRS, Rulemaking and ASLB hearings) necessary to receive a DC for the mPower SMR standard plant design.

Task 1.2 – Construction Permit and Operating License Phase - Engineering, testing, analysis, validation and design development, and licensing activities necessary to support the 10 CFR 50 licensing process for the mPower SMR lead plant at Clinch River.

Subtask 1.2.1 – Pre-Application Activities - NRC meetings, meteorological data collection, network transmission studies to support construction permit (CP) application development and submittal.

Subtask 1.2.2 – Site Permitting and TVA NEPA Process - Preparation of site permit applications including TVA NEPA Review and environmental impact statement for NRC review and approval.

Subtask 1.2.3 – Prepare CPA, Submit, Support NRC Review - Site characterization, borings, site engineering, licensing (CPA preparation, RAI responses) and hearings (ACRS review, Rulemaking, ASLB) required for a CP.

Subtask 1.2.4 – Prepare OLA, Submit, Support NRC Review - Clinch River mPower SMR 10 CFR 50 operating license (OL) engineering and licensing activities (OL preparation), then licensing and support activities required to convert the OLA to an R-COLA template.

Task 1.3 – Core Design Phase - Design and development of mPower SMR fuel manufacturing capability (design, fabrication and licensing), process and facility design development required to support licensing and construction.

Subtask 1.3.1 – Fuel Design, Analysis and Testing - Fuel development and design engineering, testing and qualification necessary to support DC for the mPower SMR.

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The ultimate goals of the project are to complete the certification, permitting and licensing of the SMR design at the selected site. The key milestones involved in supporting the tasks in the WBS and these goals are identified in the following table:

ID #	Activity Name	Date
1	DCA: Complete Instrumentation & Controls System Design Descriptions (Ch. 7)	Dec-2012
2	DCA: Consortium Review No. 3 Main Control Room, Access Control Area and Technical Support Center	Jan-2013
3	DCA: Complete Preliminary Digital Instrumentation & Controls Design (Ch. 7)	Feb-2013
4	DCA: Develop GOTHIC Model for Long Term Core Cooling (Ch. 6)	Mar-2013
5	DCA: Develop/Issue Preliminary SDD - Standby Diesel Generator System (Ch. 9)	Jun-2013
6	DCA: Approve & Issue RVT Topical Report (Ch. 3)	Jun-2013
7	CPA: TVA Part 50 vs 52 Decision	Jun-2013
8	CPA: Complete Preparation for Site Borings	Jun-2013
9	DCA: Develop/Issue Preliminary SDD (FW) - Feedwater System (Ch. 10)	Jul-2013
10	DCA: Complete PRA Level 1 - Internal Events (Ch. 19)	Jul-2013
11	DCA: Submit VIPRE Qualification Topical Report to NRC (Ch. 4)	Aug-2013
12	DCA: Emergency Core Cooling: Conduct Preliminary (60%) Design Review Complete (Ch. 6)	Aug-2013
13	DCA: Develop/Issue Preliminary SDD (TRB) - Steam Turbine System (Ch. 10)	Sep-2013
14	DCA: Update RELAP Model for Final Chapter 15 Analysis (Ch. 15)	Sep-2013
15	CPA: Site Borings 50% Complete	Sep-2013
16	DCA: Environmental Report Final Draft Complete (Ch. 19)	Sep-2013
17	DCA: RELAP5 Code Qualification Complete (Ch. 15)	Oct-2013
18	DCA: Complete Hydraulic and Mechanical Fuel Component Tests (Ch. 4)	Nov-2013
19	CPA: Complete Site Borings	Dec-2013
20	DCA: Complete Confirmatory Fuel component Tests (Ch. 4)	Dec-2013
21	DCA: Chapter 13 (Conduct of Operations) Final Draft Complete	Dec-2013
22	DCA: Geotech: NI (RSB, FHB, CTMT) Complete SASSI SSI Analysis (Ch. 3)	Jan-2014
23	DCA: Complete ASME Design Transients (Ch. 15)	Feb-2014

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ID #	Activity Name	Date
24	DCA: Develop/Issue Preliminary SDD (DCA Input) - Non 1E DC/UPS System (Ch. 8)	Mar-2014
25	DCA: B&W review and approval of Reactor Coolant Pump prototype test plan Complete (Ch. 5)	Mar-2014
26	DCA: Instrumentation & Controls Software Quality Assurance and Program Plan (Digital Safety Systems) Topical (Ch. 7)	Mar-2014
27	DCA: Chapter 12 (Radiation Protection) Final Draft Complete	Mar-2014
28	DCA: Chapter 7 (Instrumentation and Controls) Final Draft Complete	Mar-2014
29	DCA: Submit LOCA Accident Analysis Methodology Topical Report to NRC (Ch. 15)	Mar-2014
30	CPA: Complete Subsurface Investigation Data Report	Mar-2014
31	DCA: Complete PRA Level 2 Model (Ch. 19)	Mar-2014
32	DCA: Geotech: Develop and Issue Seismic Report ISRS for RSB and Containment (Ch. 3)	Apr-2014
33	CPA: Complete Cross Section Structure Maps (PSAR Ch. 2)	Apr-2014
34	DCA: Chapter 11 (Radioactive Waste Management) Final Draft Complete	Apr-2014
35	CPA: Complete Circulating Water System Optimization Study (PSAR Ch. 10)	May-2014
36	DCA: Chapter 2 (Site Characteristics) Final Draft Complete	May-2014
37	DCA: Issue GOTHIC Containment PT Response Analysis (Ch. 6)	Jun-2014
38	DCA: Chapter 16 (Technical Specifications) Final Draft Complete	Jun-2014
39	DCA: Chapter 8 (Electric Power) Final Draft Complete	Jun-2014
40	DCA: Chapter 19 (Probabilistic Risk Analysis) Final Draft Complete	Jun-2014
41	DCA: Chapter 17 (Quality Assurance and Reliability Assurance) Final Draft Complete	Jun-2014
42	DCA: Chapter 14 (Initial Test Program and Inspection, Tests, Analysis, and Acceptance Criteria (ITAAC)) Final Draft Complete	Jun-2014
43	DCA: Chapter 9 (Auxiliary Systems) Final Draft Complete	Jun-2014
44	DCA: Submit Critical Heat Flux Topical Report to NRC (Ch. 4)	Jun-2014
45	DCA: Submit Fuel Rod Performance Code and Analysis Methodology Topical Report to NRC (Ch. 4)	Jun-2014
46	CPA: Complete Rock Slope Stability Calculation (PSAR Ch. 2)	Jul-2014
47	DCA: Chapter 10 (Steam and Power Conversion Systems) Final Draft Complete	Jul-2014
48	CPA: Complete Local Probable Maximum Precipitation Calculation (PSAR Ch. 2)	Jul-2014

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ID #	Activity Name	Date
49	DCA: Final Comment Resolution DCA Tier 2 Chapter 3 - Appendix A - Seismic Category I Structures Design Report (Ch. 3)	Aug-2014
50	DCA: Chapter 5 (Reactor Coolant and Connecting Systems) Final Draft Complete	Aug-2014
51	CPA: Complete Flood Analysis	Aug-2014
52	DCA: Chapter 6 (Engineered Safety Features) Final Draft Complete	Aug-2014
53	CPA: Complete Groundwater Computer Model Report (PSAR Ch. 2)	Aug-2014
54	DCA: Submit Fuel System Design Evaluation Topical Report (Ch. 4)	Sep-2014
55	CPA: Complete Site Response Analyses and Development of Ground Motion Response Spectra (PSAR Ch. 2)	Sep-2014
56	DCA: Chapter 18 (Human Factors Engineering) Final Draft Complete	Sep-2014
57	DCA: Chapter 15 (Accident Analysis) Final Draft Complete	Sep-2014
58	DCA: Chapter 3 (Design of Structures, Systems, Components, and Equipment) Final Draft Complete	Sep-2014
59	DCA: Chapter 4 (Reactor) Final Draft Complete	Sep-2014
60	DCA: Chapter 1 (Introduction and General Description of the Plant) Final Draft Complete	Sep-2014
61	DCA Submittal to NRC	Oct-2014
62	DCA: Complete Control Rod Drive SCRAM Testing (Operating Temperature and Pressure) in Autoclave #2 (Ch. 5)	Dec-2014
63	CPA: Complete PSAR Chapter 2 (Site Characteristics)	Jan-2015
64	CPA: Complete PSAR Section 3.7 (Seismic Design)	Jan-2015
65	CPA: Environmental Report Complete	Mar-2015
66	CPA Sections Approved by TVA	Mar-2015
67	DCA Docketing By NRC	Apr-2015
68	CPA Submittal to NRC	Jun-2015
69	OLA: Complete Full scope Simulator Development	Jun-2015
70	DCA: 90% Complete Nuclear Steam Supply System Design	Jun-2015
71	CPA Docketed by NRC	Aug-2015
72	DCA: Submit Integrated Systems Tests (Results) Report to NRC	Dec-2015
73	DCA: Complete Nuclear Steam Supply System Design	Mar-2016
74	TVA National Environmental Policy Act Record Of Decision	Oct-2016

6

ID #	Activity Name	Date
75	Complete Preliminary Hot Life and Wear Fuel Tests	Mar-2017
76	DCA Review Complete (NRC Safety Evaluation Report)	Oct-2017
77	CP Issued	Jun-2018

The milestones above have been agreed upon by the DOE and mPower America team as a set of work elements that will provide, for the purposes of this cooperative agreement, a representative understanding of the progress being made by the mPower America team toward accomplishing the goals of the project. DOE will request detailed status on these milestones at periodic project reviews and the mPower America team will use the NE-PICS system to input project management information as specified in the CA reporting requirements. The milestones will be revisited on a regular basis during the development of required continuation applications.

7

POC Report for DE-NE0000583 000

DOE CONTACTS	RECIPIENT CONTACTS
Contract Specialist	Business Officer

Gravelle, Aaron Telephone Number: Email:	Gale, J. Darren Telephone Number: Email:

DOE Project Manager/Initiator	Principal Investigator (PI)

Aljayoushi, Jihad Telephone Number: Email:	Gale, J. Darren Telephone Number: Email:

HQ Program Manager	Financial Status Report Point of Contact

Beville, Timothy Telephone Number: Email:	Parker-White, Pamela Telephone Number: Email:

DOE Technical Monitor	Additional Point of Contact

Shields, Martha Telephone Number: Email:	Temple, Robert K. Telephone Number: Email: